Exhibit 10.5

May 3, 1995
Edward A. Taylor

Dear Ed:

Further to our most recent conversation, I wish to provide you with the following offer of employment for the position of Vice-President, Finance & Administration and Chief Financial Officer of Biomira Inc. The responsibilities of this position also include the responsibility of Secretary for the Board of Directors. You will also be provided with an opportunity to become an officer of the corporation.

As discussed, this offer includes the following:

  1.
  Salary: Your salary will be $100,000 per annum with a review on January 1, 1996 and annually thereafter;

  2.
  Stock Options: You will receive a stock option package of 100,000 shares, based on the closing price on the T.S.E. on the date you sign this agreement. The options will be exercisable at 25% on each anniversary, beginning on the first anniversary of acceptance of this offer of employment;

  3.
  Employee Benefit Plan: You will become immediately eligible for our employee benefit plan. The plan includes prescription drugs, dental and eye care insurance. All premiums, except for Long Term Disability premiums, are paid by Biomira. The Long Term Disability premium will be a $29.80 deduction off your monthly paycheque. Medical care insurance is covered under the Alberta Government Health Insurance Plan and these premiums are also paid by Biomira. A summary of the employee benefit plan has been forwarded to you. Should you decide not to take advantage of these benefits, you may receive the value of these benefits in cash. The total monthly value of these benefits is $206.50. Details of this will be discussed with you at your orientation session;

  4.
  Retirement Savings Plan: Biomira has a group RRSP set up with Manulife Financial. Employees can contribute to this plan through payroll deductions. Biomira will match up to a maximum of 3% of an employee's monthly gross salary after one year of service (subject to RRSP maximums as deemed by the Government of Canada);

  5.
  Vacation: We will provide an annual vacation of four (4) weeks;

  6.
  Social Club: Employees of Biomira also participate in a company Social Club. The Social Club was formed to enhance social interaction throughout the company through various recreational activities. Social Club dues are a $3.00 per month deduction off your monthly paycheque;

  7.
  Confidentiality Agreement: To protect the interests of this group and the company's proprietary interests, all of Biomira's employees are required to sign a Confidentiality Agreement as a condition of employment;

  8.
  Other Terms & Conditions: This offer letter fully conveys the details of our offer. All other terms and conditions of employment not mentioned herein are consistent with Biomira Inc.'s corporate policies;

  9.
  Commencement Date: The commencement date for this position is to be May 8, 1995.

BIOMIRA INC., Edmonton Research Park, 2011 - 94 Street, Edmonton, Alberta, Canada T6N 1H1
Tel:(403) 450-3761 Fax:(403) 463-0871

We look forward to you joining our growing and dynamic team at Biomira. Please sign and return a copy of this agreement as soon as possible so we can move ahead with our plans.

Please call me at (403) 490-2800 as to your decision.

Sincerely,
/s/ Alex McPherson
Alex McPherson, M.D., Ph.D. President and C.E.O.
Accepted this 4th day of May, 1995
/s/ Edward A. Taylor Edward A Taylor